Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "ARENA FORTIFY ACQUISITION CORP.", FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF JANUARY, A.D. 2021, AT 3:34 O'CLOCK P.M.

4863796 8100 SR# 20210229162	Authentication: 202372434 Date: 01-26-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 03:34 PM 01/26/2021 FILED 03:34 PM 01/26/2021 SR 20210229162 - FileNumber 4863796	CERTIFICATE OF INCORPORATION
OF
ARENA FORTIFY ACQUISITION CORP.

ARTICLE ONE

The name of the corporation is Arena Fortify Acquisition Corp, (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is two- hundred and thirty million shares (230,000,000), all of which shall be shares of common stock, with a par value of $0.0001 per share, consisting of (i) 200,000,000 shares of Class A Common Stock (the “Class A Common Stock”) and (ii) 30,000,000 shares of Class B Common Stock (the “Class B Common Stock”).

ARTICLE FIVE

The board of directors shall have the power to adopt, amend or repeal bylaws of the Corporation (the “Bylaws”), except as may be otherwise be provided in the Bylaws.

ARTICLE SIX

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE SEVEN

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, or class of stockholders, of the Corporation, as the case may be, and also on this Corporation.

ARTICLE EIGHT

The Corporation hereby eliminates, to the fullest extent permitted by law the personal liability of any person who serves as a director of the Corporation to the Corporation and/or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that if in the future the DGCL is amended or modified (including, but not limited to, Section 102(b)(7)) to permit the elimination of the personal liability of a director of the Corporation to a greater extent than contemplated above, then the provisions of this Article Eight shall be deemed to be automatically amended to provide for the elimination of the personal liability of the directors of the Corporation to such greater extent. This Article Eight shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article Eight becomes effective.

ARTICLE NINE

Section 1. Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, manager, officer, employee, fiduciary or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to any employee benefit plan (each, an “Indemnified Person”), whether the basis of such Proceeding is alleged action in an official capacity as a director or officer of the corporation or in any other capacity while serving at the request of the corporation as a director, manager, officer, employee, fiduciary or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to any employee benefit plan, shall be indemnified and held harmless by the corporation to the fullest extent which it is empowered to do so by the DGCL against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such Indemnified Person in connection with such Proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article Nine, the corporation shall indemnify any Indemnified Person seeking indemnification in connection with a Proceeding initiated by such person only if such Proceeding was authorized by the board of directors. The corporation may, by action of the board of directors, provide indemnification to employees, fiduciaries and agents of the corporation with the same scope and effect as the foregoing indemnification of Indemnified Parties.

Section 2. Procedure for Indemnification of Indemnified Persons. Any indemnification of an Indemnified Person under Section 1 of this Article Nine or advance of expenses under Section 5 of this Article Nine shall be made promptly, and in any event within 30 days, upon the written request of such Indemnified Person. If a determination by the corporation that such Indemnified Person is entitled to indemnification pursuant to this Article Nine is required, and the corporation fails to respond within 60 days to a written request for indemnity, then the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, then the right to indemnification or advances as granted by this Article Nine shall be enforceable by such Indemnified Person in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including the board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including the board of directors, independent legal counsel or the corporation’s stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3. Nonexclusivity of Article Nine. The rights to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article Nine shall not be exclusive of any other right which any Indemnified Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Section 4. Insurance. The corporation may purchase and maintain insurance on its own behalf and on behalf of fiduciary or agent of the one or more of the Indemnified Persons against any liability asserted against him or her and incurred by him or her in the capacity as a director or officer of the corporation or, at the request of the corporation, as a director or officer of the corporation or, at the request of the corporation, as a director, manager, officer, employee, fiduciary or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, whether or not the corporation would have the power to indemnify such person against such liability under this Article Nine.

Section 5. Expenses. Expenses incurred by any Indemnified Person in defending a Proceeding or enforcing such Indemnified Person’s rights to indemnification or advancement of expenses under this Article Nine shall be paid by the corporation in advance of such Proceeding’s final disposition upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the corporation. Such expenses incurred by employees, fiduciaries and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 6. Employees, Fiduciaries and Agents. Persons who are not Indemnified Persons and who are or were employees or agents of the corporation may be indemnified to the extent authorized at any time or from time to time by the board of directors.

Section 7. Contract Rights. The provisions of this Article Nine shall be deemed to be a contract right between the corporation and each Indemnified Person who serves in the capacity as a director or officer of the corporation or, at the request of the corporation, as a director, manager, officer, employee, fiduciary or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise at any time while this Article Nine and the relevant provisions of the DGCL or other applicable law are in effect, and any repeal or modification of this Article Nine or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

Sections. Merger or Consolidation. For purposes of this Article Nine, references to the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, managers, officers, employees, fiduciaries or agents, so that any person who is or was a director, manager, officer, employee, fiduciary or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporations, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Nine with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE TEN

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

I, the undersigned, being the sole incorporator of Arena Fortify Acquisition Corp., for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 26th day of January 2021.

/s/ Martin O’Brien
Martin O’Brien, Sole Incorporator
c/o Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022